9661 South 700 East	Avenida Arce y Montevideo	Jaimes Freire, 4 Norte
Salt Lake City, Utah 84070	Edificio Montevideo, Piso 4, Of. 1	Calle Las Jardineras #16
USA	La Paz, Bolivia	Santa Cruz de la Sierra, Bolivia
(801) 619-9320 Office	(591-2) 244-4140 Oficina	(591-3) 312-1148 Oficina
(801) 619-1747 Fax	(591-2) 215-5533 Fax	(591-3) 312-1149 Fax
info@geii.com	info@geii.com	info@geii.com

FOR IMMEDIATE RELEASE

Golden Eagle Reports on Progress at its C Zone Gold Project

Lender Extends Due Diligence Period and Commits to Begin Funding

SALT LAKE CITY, UTAH—(BUSINESSWIRE)---May 10, 2007---Golden Eagle International, Inc. (OTCBB: MYNG) announced today that its ongoing trenching work on its C Zone gold project in eastern Bolivia is proving geological continuity between its exploration drill and pitting sampling sites. This work is a critical component in the Company’s due diligence efforts with its funding source that has committed to investing $1 million, subject to certain conditions, to scale up Golden Eagle’s C Zone gold pilot plant to full-scale commercial production.

Due to the satisfactory due diligence accomplished during the past 60-day due diligence period, the Company’s lender, Golden Eagle Mineral Holding, Inc. (GEMH), has agreed to extend the due diligence period in its loan agreement with Golden Eagle for an additional 45-day period through June 23, 2007. This extension will allow Golden Eagle the necessary time to complete its confirmation work and produce its required “Certification Regarding Final Feasibility” in connection with developing the C Zone. In addition, GEMH has agreed to advance Golden Eagle $250,000 of the committed loan proceeds within the next two-week period so that the Company can begin to order some of the most critical pieces of equipment for its commercial production plant.

“We are very pleased with our lender’s ongoing support and commitment to scaling up our C Zone pilot operation into full-scale production,” stated Terry C. Turner, Golden Eagle’s CEO. “Our ongoing pilot operations and confirmation trenching during April and May on our C Zone have been demonstrating grade continuity between our exploration sampling sites and corroborating the potential feasibility of our C Zone gold project. This information has also contributed to our lender’s due diligence process.”

During April and May, the Company’s C Zone pilot operations have been focusing on increasing fine gold recoveries from confirmation trenching through the use of accelerated gravity in one of its Knelson Concentrators. Attempts at using standard gravity recovery techniques to increase plant throughputs, such as sluices employing Hungarian riffles, have proven insufficient in the recovery of the fine gold presented in the head ore. When the Knelson Concentrator is in use throughputs decrease somewhat, but recoveries of fine gold are much higher.

Dr. Michael H. Biste, Golden Eagle’s Chief Consulting Geologist, stated: “We are very satisfied with the results to date in our pilot operations because the lessons we are learning, and the data that we are generating, are ensuring that we will recover the highest percentage possible of fine gold when we move up to full-scale operations.”

Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Company at: eaglealert@geii.com.

Golden Eagle International, Inc. is a gold and copper exploration and mining company headquartered in Salt Lake City, Utah and with offices also in Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on its A Zone “Buen Futuro” gold and copper project, as well as its gold project on the C Zone, within its 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield.

The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and are based on an assumed set of economic conditions and courses of action, including: (a) whether Golden Eagle’ will be able to obtain sufficient financing to continue to meet its operational goals; (b) estimates of mineral reserves, mineralized material and future production levels; (c) expectations regarding estimated mine production costs taking into account higher petroleum prices, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals; (d) uncertainties that result from actions that may be taken in Bolivia relative to increases in the Complementary Mining Tax, Corporate Income Tax or the amount paid for mining patents [claims fees] in the future; e) uncertainties that result from social and political conditions in Bolivia; and f) other risk factors and matters disclosed in Golden Eagle’s Securities and Exchange Commission (“SEC”) filings which may be accessed at www.sec.gov. There is a significant risk that actual material results will vary from projected results depending on such factors as changes in general economic, social and political conditions in Bolivia and financial markets; changes in gold and copper prices; technological and operational hazards in Golden Eagle’s mining and mine development activities; uncertainties inherent in the calculation of mineral reserves, mineral resources, mineralized material (which has the lowest level of technical confidence) and metal recoveries; the timing and availability of financing; governmental and other approvals, and other risk factors listed from time-to-time in Golden Eagle’s Form 10-KSB and its other reports filed with the SEC. No information provided in this press release should be construed as a representation, or indication in any form or manner, of the present or future value of the Company or its common stock. Readers of information contained in this press release should carefully review the Company’s Form 10-KSB/A, which was filed on May 2, 2007, that contains important information regarding the Company’s financial results, its future plans and their limitations, and the risks involved with the Company’s operations. Additionally, nothing in this press release and our plans with respect to the Buen Futuro A Zone gold and copper project, as well as the C Zone gold project, should be construed by any means as an indication of whether we will ever conduct successful mining operations in connection with those projects. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

###